NEWS RELEASE

1801 E. St. Andrew Place, Santa Ana, CA  92705                  FOR IMMEDIATE RELEASE
         (714) 466-1100 Fax (714) 466-5800                                Company Contact: Kevin Michaels
                       (714) 466-1608

POWERWAVE TECHNOLOGIES

ANNOUNCES REFINANCING OF

CONVERTIBLE DEBT

  Retires $60 million of 1.875% Convertible Subordinated Notes due November 2024 through exchange offering

SANTA ANA, Calif., March 11, 2010 – Powerwave Technologies, Inc. (Nasdaq:PWAV),  today announced that it has entered into separate privately negotiated exchange agreements under which Powerwave will retire $60 million in aggregate principal amount of its outstanding 1.875% Convertible Subordinated Notes due 2024 (“Existing Notes”).  Under the exchange agreements, holders who exchange their Existing Notes will receive $60 million in aggregate principal amount of new 1.875% Convertible Senior Subordinated Notes due 2024 ("New Notes").  The New Notes extend the first put date available to holders from November 15, 2011 to November 15, 2013.  Following the exchange transactions, Powerwave will have outstanding approximately $71 million in aggregate principal amount of its Existing Notes.

Description of New Notes

The New Notes are convertible, at the option of the holder at any time on or prior to maturity or certain earlier events, into shares of the Company’s common stock at an initial conversion rate of 588.235 common shares per $1,000 principal amount, representing a conversion price of $1.70 per share.  Shares of the Company’s common stock, into which the New Notes are convertible, have been reserved for issuance by the Company and listed on the Nasdaq Global Select Market.  Holders of the New Notes will have the option to require the Company to purchase the notes on November 15, 2013 and subsequent dates, and in certain other circumstances, at a price equal to 100% of the principal amount of notes to be purchased plus accrued and unpaid interest.  Interest on the New Notes will be payable semi-annually and will accrue at the rate of 1.875%.

The New Notes and shares of the Company’s common stock into which the New Notes are convertible have not been registered under the Securities Act of 1933, as amended, (the "Securities Act") or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

No Solicitation

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Company Background

            Powerwave Technologies, Inc., is a global supplier of end-to-end wireless solutions for wireless communications networks.  Powerwave designs, manufactures and markets a comprehensive suite of wireless solutions, including antennas, base station products and advanced coverage solutions, utilized in all major wireless network protocols and frequencies, including Next Generation Networks in 4G technology, such as LTE and WiMAX.  Corporate headquarters are located at 1801 E. St. Andrew Place, Santa Ana, Calif. 92705.  For more information on Powerwave’s advanced wireless coverage and capacity solutions, please call (888)-PWR-WAVE  (797-9283) or visit our web site at www.powerwave.com.  Powerwave, Powerwave Technologies and the Powerwave logo are registered trademarks of Powerwave Technologies, Inc.